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TRANSCRIPT OF FOUNDATION MEDICINE STRATEGIC COLLABORATION WITH ROCHE CALL ON JANUARY 12, 2015

Operator>> Ladies and gentlemen, thank you for standing by. Welcome to the Foundation Medicine conference call to discuss the Company’s newly announced strategic collaboration with Roche. At this time all participants are in listen-only mode. Please be advised that this call is being recorded at the Company’s request. I would now like to turn the call over to the Company.

Khaled Habayeb>> Thank you, Operator, and good morning, everyone. I’m Khaled Habayeb, Director of Investor Relations at Foundation Medicine. Thank you for joining us to discuss our new strategic partnership with Roche that aims to further transform the field of molecular information and oncology.

With me today are President and CEO, Michael Pellini; Chief Operating Officer, Steven Kafka; and Senior Vice President of Finance, Jason Ryan. I’m also delighted to welcome Daniel O’Day, Chief Operating Officer of Roche Pharma, who is with us this morning at the Foundation Medicine headquarters in Cambridge.

For those of you participating via conference call, the slides related to this call have been made available via webcast and can be accessed by visiting the Investor Relations page of our website at www.foundationmedicine.com. During today’s call Mike, Steve and Jason will review details of this newly announced strategic partnership and we will then turn the call over to Q&A.

Before we begin the prepared remarks, I’d like to remind everyone that comments made by management and responses to questions on this call will include forward-looking statements and information. Forward-looking statements include, among others, statements about our expected financial results, our markets and the implementation of our business strategy.

All forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those expressed or implied in such statements, including the risks and uncertainties that are described in our filings with the SEC, including the section entitled Risk Factors in our most recent annual report on Form 10-K, as well as other risks and uncertainties detailed in our subsequent SEC filings. Except as required by law, we have no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, or otherwise.

Given the nature of the proposed transaction, we may not be able to answer all the questions that you have today. For further information, we direct you to the current report on Form 8-K that we filed this morning with the SEC, which includes a summary of the proposed transactions.

In addition, Roche will file a tender offer statement on Schedule TO with the SEC and Foundation Medicine will file a solicitation recommendation statement on Schedule 14D9 in connection with the tender offer. Also in connection with the proposed transaction, Foundation Medicine will file a proxy statement with the SEC.

You are urged to read these materials when they become available because they will contain important information. With that, I would like to turn the call over to President and CEO, Mike Pellini, for his comments. Mike?

Mike Pellini>> Thanks, Khaled. Good morning, everyone. As Khaled said, thank you for taking the time to join us for our call today. I will start on slide 3 of the presentation related to this call that is posted on our website.

We are very excited to announce the formation of a broad strategic partnership with Roche that can have a profound and positive impact on patients and physicians by harnessing the power of comprehensive genomic profiling and molecular information to accelerate the ongoing paradigm shift in cancer care. Upon the close of this deal, two of the leading companies in the fight against cancer will work side-by-side to drive that fight into the molecular age.

This partnership leverages Roche’s global resources and expertise while retaining Foundation Medicine’s operational independence and entrepreneurial spirit. This collaboration will add momentum to the universal shift in diagnosing and treating cancer from a tissue-of-origin approach to a precision approach based on the molecular drivers of each patient’s disease.

Turning to slide 4. For Foundation Medicine specifically, this partnership provides us with what we believe are significant advantages related to the strengthening of our R&D pipeline, as well as commercial advantages that can broaden our first-mover position in comprehensive genomic profiling for the long term. Further, the primary investment made by Roche at a valuation of $50 per share, more than twice our market price as of Friday’s close, will enhance Foundation Medicine’s balance sheet and positions us well to capitalize on current and future strategic opportunities.

At its highest level, and Steve will provide more detail shortly, this new partnership is a multi-element, multi-year, R&D collaboration coupled with global commercial cooperation and distribution. We believe this structure will complement and accelerate our effort to lead and transform precision care in cancer while delivering immediate value realization to our shareholders.

This partnership with Roche allows us to increase our overall investment in R&D and commercial platforms. Simply put, we expect to accelerate our global first-mover advantage in the markets we serve.

We are also pleased to have Roche as a major new shareholder whose upfront investment reflects their confidence in our future and the value we are already delivering to patients, physicians, and pharma partners. Foundation Medicine will still retain full operating independence with the current management team remaining in place, while leveraging Roche’s vast resources and expertise. This means that we will be able to maintain and expand our current strong relationship with pharma partners, technology providers, and other key vendors into the future.

Turning to slide 5. Foundation Medicine has come far and fast since our founding in 2010. As of year-end 2014, we have reported approximately 35,000 FoundationOne and FoundationOne Heme clinical tests to physicians and have worked with over 20 pharma partners in their drug development efforts. That said, our goal has always been to democratize access to comprehensive genomic profiling by getting our tests into the hands of physicians and drug developers as quickly as possible, and we recognize an opportunity to accelerate that tipping point through this partnership with Roche.

Turning to slide 6. Foundation Medicine is the industry pioneer in the transformation of cancer care through molecular information with a significant first-mover advantage. We have developed the most advanced molecular information platform in existence, combining deep science, operational excellence and commercial focus.

Our partners at Roche have a 120-year history and expertise in pharma, diagnostics and life sciences, with a global commercial footprint. They are a global leader in oncology, bringing a breadth of pipeline and experience, especially in research and development.

Together we are combining forces in oncology molecular information to continue to lead this transformation in cancer care. I will now turn it over to Steve and then to Jason who will discuss the elements of the partnership in more detail, before we open it up to your questions. Steve?

Steven Kafka>> Thanks, Mike, and good morning to everyone from the FMI team here in San Francisco. We are really excited to share with you today the details of our proposed partnership with Roche. There’s a lot here, so bear with me.

Let’s turn first to slide 7. Importantly, this unique transaction structure retains the people, corporate structure, and innovation that embody Foundation Medicine’s entrepreneurial spirit. Roche has indicated in its actions, and in the terms of our agreements, that it highly values FMI’s culture and ability to grow rapidly through self-governance, nimble infrastructure and the freedom to continue to foster partnerships and collaborations with other industry players.

As Mike mentioned, the Foundation executive team will retain its independence, including our hiring and resource allocation decisions. In addition, the Board of Directors will now grow to nine members, three of which will be appointed by Roche. Mike will remain as CEO, and also continue to serve on the Board, and we anticipate that Alexis Borisy will continue to serve as Chairman following the close of the deal.

I will focus the balance of my remarks now on the broad set of collaboration activities that we have agreed to undertake with Roche and that we believe will advance our mission to transform cancer care. These collaborations encompass four R&D and two commercial components.

Number one, access to our molecular information platform and support of Roche clinical development. Number two, collaborations for new product development in liquid biopsies and cancer immunotherapy, both exciting new areas of cancer diagnostics.

Number three, development of companion diagnostics for use with Roche products. Number four, potential future collaboration to develop and sell IVD kit versions of FMI products.

Number five, education and market development activity in the United States commercial market. And number six, broad commercialization outside the US utilizing Roche’s world class marketing and sales infrastructure.

Turning now to slide number 8. On the R&D front, our two companies will embark on a broad strategic collaboration aimed at bringing new medicines, molecular tests and services to market more rapidly, providing approximately $150 million in committed and performance-based funding for Foundation Medicine. A key anchor of our work together will be Roche’s five-year commitment to utilize our molecular information platform in support of Roche’s global R&D pipeline.

This will enable Roche to create a common basis of genomic information across its clinical development activities, which when combined with the results of Roche clinical trials, creates an unparalleled resource for the advancement of Roche therapeutic programs. As part of this effort, Roche will also gain access to our knowledge base of genomic data which currently has approximately 35,000 cases and is growing daily, further supporting Roche’s insight into development of new medicines for cancer care.

Second, the collaboration will provide funding and support for efforts to accelerate clinical product development in two critical and very exciting areas of cancer diagnostics. First, the collaboration will advance Foundation Medicine’s product development in liquid biopsy products, specifically supporting the development of circulating tumor DNA, or ctDNA, test development.

In addition, the parties will collaborate to advance signature discovery and platform development of cancer immunotherapy testing products. Both of these programs have been independently in development at FMI and products arising out of this effort will be FMI-owned products.

Third, Roche and FMI will engage in the develop of companion diagnostics for current and developing Roche therapeutic products. The companies have identified several Roche programs, both approved and investigational as the initial targets. In addition to supporting research and sales of Roche products, this effort is a potential accelerator toward the vision of a universal companion diagnostic.

As the fourth R&D component, Roche and FMI have agreed to pursue a future collaboration for the development, manufacture and commercialization of potential in vitro diagnostic or IVD kit versions of FMI CLIA products and future products for select markets and applications. Today’s transaction provides that the companies will work non-exclusively and in good faith to enter into a definitive agreement framework to produce IVD versions of our products at such time as Foundation Medicine elects to embark upon a decentralized product strategy.

Turning now to slide number 9. And on the commercial front, the collaboration aims to broaden market reach and accelerate the global expansion of Foundation Medicine’s business through medical education efforts in the US and by leveraging Roche marketing, sales, and reimbursement expertise and infrastructure internationally. Over the past several years, Foundation Medicine has established a strong and growing presence in the oncology community in the United States. Importantly, Foundation Medicine will remain the exclusive commercial entity for our current and future products in the US from a selling and marketing perspective.

Under the terms of our collaboration being announced today, we will establish together with Genentech, an education support program that will provide educational support to healthcare professionals regarding comprehensive genomic profiling. An existing team of Genentech pathology-focused medical science liaisons will utilize unbranded educational materials prepared by FMI within their core market areas of diagnostic labs, biopsy centers and pathology practices.

In total, more than 1,000 new touch points outside of the current FMI direct selling efforts. Down the road, the collaboration provides an option for Genentech sales reps to co-promote companion diagnostic products developed for use with Roche therapeutic products.

Finally, the collaboration significantly accelerates and broadens our access to global markets. Under the agreement being announced today, Roche will have rights outside of the United States to market and sell FoundationOne, FoundationOne Heme and commercial versions of products being developed under the R&D collaboration.

This partnership represents an unprecedented opportunity to advance our clinical vision and that of the oncology KOL community into many countries and regions still without ready access to molecular medicine. Currently, FMI sells our tests either through a variety of distributor agreements or direct to the self-pay market outside of the United States. Following a business planning and training period, Roche will become the exclusive commercial distributor for FMI tests worldwide, outside the United States as well.

Roche will commit significant resources to market development activities and identified priority markets and on agreed upon time lines, and will collaborate with FMI to seek necessary regulatory and reimbursement approvals in markets across the globe. Europe has been identified as the first key region for market development and FMI anticipates enablement of a regional lab to support the sample preparation and sequencing components of our products.

Over time, the parties anticipate that commercialization of Foundation Medicine tests will be expanded broadly around the world, including the rest of Europe, China, and other major markets. FMI will conduct the testing and reporting services that are core to our products and will receive royalties on product sales.

As you can see, there are multiple opportunities for clinical and commercial value generation by combining the resources of our two organizations, with Roche bringing to the table leadership in oncology and companion diagnostic development, and FMI bringing expertise in comprehensive genomic profiling and molecular information. And with that, I’d like to now turn the call over to Jason for a brief summary of the business arrangement and financial impacts. Jason?

Jason Ryan>> Thanks, Steve. I wanted to briefly share some additional color from a financial standpoint and also urge you to review this morning’s 8-K, as well as the filings and tender materials that will be coming out in the near future.

Let’s turn to slide 10. This partnership with Roche, which has been approved by the Boards of both companies, will provide $250 million in primary capital through Roche’s purchase of five million newly issued shares at $50 per share. In addition, Roche will tender for approximately 15.6 million shares at $50 per share, with an aggregate tender value of approximately $780 million.

Through the combination of newly issued shares and the tender offer, Roche will acquire majority interest in FMI of between 52% and 56% on a fully-diluted basis. The $50 share price represents a 109% premium to last Friday’s close of $23.93.

Again, the details of the tender offer and the mechanics will be forthcoming and will include important details. We anticipate the tender offer to commence this month and then remain open during a proxy solicitation.

In addition to the equity investment, as Steve outlined, there will be a variety of ongoing revenue streams related to the various collaboration elements. For the next six to nine months we will be focused on closing this transaction and then building the infrastructure to begin executing on all aspects of this transaction. Therefore, from a modeling perspective, we would expect to see additional revenues by the fourth quarter and then ramping up revenues during 2016.

While we can’t provide more specifics at this point on the modeling, I just want to emphasize a substantial value creation here through the partnership beyond just the upfront cash and liquidity that’s being provided. And we hope to provide additional color and guidance on our full-year call. So with that, I’ll turn it back over to Mike for his closing remarks. Mike?

Mike Pellini>> Thanks, Jason and thanks, Steve. I’ll now refer to our final slide. As we hope you now appreciate, we see compelling strategic rationale for this collaboration, which enables much of the key innovation required to achieve both companies’ vision for improving patient care.

Before we open up the lines for your questions, I want to recap the key take-aways of the proposed transaction. Those elements include: first, the broad-based collaboration of two of the leading companies in the fight against cancer and the mission to push that fight into the molecular age; a partnership that leverages Roche’s global resources and expertise while retaining Foundation Medicine’s operational independence and entrepreneurial spirit.

Second, an immediate and substantial infusion of cash at a very attractive valuation, more than two times the current stock price, which meaningfully strengthens our balance sheet and affords us maximum flexibility with regards to future investments. Third, a tender offer that, coupled with the capital infusion, provides Roche with a majority stake in Foundation Medicine while allowing for both significant value creation for current shareholders and the opportunity for substantial future upside.

Fourth, a strengthened domestic commercial platform to broaden Foundation Medicine’s first-mover advantage across the clinical, pharma and molecular information markets. Fifth, the acceleration of our international presence and adoption across a far greater number of geographies than possible via other avenues due to Roche’s broad global network.

Finally, the significant enhancement and acceleration of our own R&D pipeline into some of the most exciting and promising areas of cancer diagnosis and treatment, including immuno-oncology and circulating tumor DNA. We hope you are as excited as we are with what the future holds for Foundation Medicine as we embark on this new collaboration with our partners at Roche. Thank you. And operator, we would now like to open the lines for questions.

Operator>> Thank you.

(Operator Instructions)

Our first question is from Isaac Ro of Goldman Sachs. You may begin.

Isaac Ro>> Good morning, guys. Thank you very much. Wanted to start with the strategy as it relates to Roche and the rest of your pharma partners.

I think you guys have done a great job of really having a broad portfolio of biopharma companies that you’re working with. I’m curious if you had the chance to touch base with them regarding this transaction and how it might affect your relationship with other drug companies going forward.

Mike Pellini>> Hey, Isaac, it’s Mike. Thanks for the question. I’ll start the answer, then I’ll turn it over to Steve to really add some additional detail there. As you know, a key part of Foundation Medicine’s strategy is really that of enablement. That of enablement as we work with oncologists in the major cancer centers and around the communities, and in the communities around the United States. But also as we work with many other biopharmas and pharmaceutical companies, pushing 25 companies at this point in time.

So we’ve been very successful in terms of being able to balance those relationships and we’ve given confidence to our partners that we are able to build firewalls with their proprietary data and other information. From the very beginning of our discussions with our new partners at Roche, we certainly expressed the need to do that. I think they very much appreciated the need to make sure those firewalls continue to exist. Steve, I’ll turn it over to you for any additional color with any specific partners.

Steven Kafka>> Yes, I would just add, Mike, that underscore that yes, this has been a critical part of our dialogue with the Roche team since the very beginning. That we are able to continue to work with multiple other pharma companies, which of course we’ve been doing successfully for the reasons Mike outlined over the past four years.

I think that there are careful things in the structuring of our arrangement -- in many ways, this looks a lot like ways we’ve worked with, with other pharma companies. For example, Roche’s access to the molecular information platform and the data in many ways mirrors what we have already been doing for many other companies. But new elements, like around companion diagnostic, were carefully constructed so that we could continue to work with other pharma partners in those areas as well.

The last point I would point out is that I think one of the exciting parts that could actually be an accelerator in our pharma partnering business is the access to new products. The fact that we are bringing forward the ctDNA product and other potential products as well really broadens our product portfolio and our offering.

Mike Pellini>> Thanks, Steve. Isaac, since I have Dan sitting here next to me, we might as well hear from Dan as well.

Daniel O’Day>> Isaac, thank you, and thank you for the question. I think it’s a really important part of our collaboration as we move forward, this independence, this ability to have multiple different partners and firewalls.

I’ll use our own experience on the Roche diagnostic side. Our business fundamentally relies, for instance on Ventana and other of our diagnostic colleagues, on the respect for those firewalls on the collaboration with multiple companies to produce innovation.

Then finally, what’s really important is that we believe that it’s in the best interest of patients and also Roche’s oncology leader to have a standard out there in the marketplace. So we think there’s a tremendous benefit to having partners involved, such that there’s one standard out there that helps patients, that helps physicians, be able to rely upon that standard and use it around the world.

I would just comment on Steve’s point too. I think the investment that we’ll have together on the R&D, on the immunotherapy test as well as the blood-based tests, I think that’s even a stronger offering and a stronger rationale for multiple companies in the oncology space to want to work with us in the future.

Mike Pellini>> Thanks, Dan.

Isaac Ro>> That’s great color, thanks so much. If I could just sneak one follow-up on the immunotherapy. Thanks for bringing that up, Dan. That’s obviously another area of a lot of interest. There’s been some strategic changes there in some of the other players in the landscape in the last week or so.

I’d be curious, your comments in the earlier call this morning, you talked about IO as an opportunity in the research setting. Would you care to venture when Foundation and Roche might have something on the commercial side for immunotherapy?

Mike Pellini>> Isaac, at this point in time it’s a little too early to speculate. As you know, before we actually embark on any of these endeavors in earnest, the transaction has to be finalized. We expect that to happen at some point in the second quarter. I think in our earnings call come coming up in February, and as we advance towards potential close of this transaction, we’ll be in a much better position to offer some time lines. Steve, do you have any additional color on that you want to add?

Steven Kafka>> No, I agree with your response, Mike. We’ll hopefully be able to talk more about this at an upcoming R&D day.

Mike Pellini>> Importantly, Isaac, one other thought is that the relationship with Roche in fact enhances some of the work that we have been doing internally. As you know, as one of our covering analysts, one of the things that we’ve talked about is really having an upcoming R&D day where we will give greater insight into our approach around both liquid biopsy as well as immunodiagnostics.

Isaac Ro>> Got it. Thanks so much, guys.

Mike Pellini>> Our pleasure.

Operator>> Our next question is from Amanda Murphy of William Blair. You may begin.

Amanda Murphy>> Hi, good morning. I had a couple of follow-ups here on the Roche relationship. So in terms of the US business, I wasn’t entirely clear. Is Roche going to be supporting you from a sales effort in the US, existing FoundationOne business? And if so, is there any type of revenue sharing there we need to think about?

Mike Pellini>> Amanda, I’m going to turn that over to Steve. First of all, thanks for the question. I will say that a way to think about this is not necessarily from a direct product sale, but as really an enablement of the medical education infrastructure for comprehensive genomic profiling and molecular information more broadly. Steve, I’ll defer to you on the specifics.

Steven Kafka>> Thanks, Mike. So just to be clear, Foundation Medicine will continue to be the selling entity and there is no change to the financial arrangement in terms of how we book sales today. I think the relationship with Roche is really as Mike stated, to leverage the Roche medical education, or Roche Genentech medical education, infrastructure in the US, importantly I think, from a non-branded perspective, to really help with this transition to a whole new paradigm of cancer care.

This team of medical science folks from the Genentech organization will be out helping to talk to pathologists and other providers to really understand the application of comprehensive genomic profiling, where that’s important. I think of this as a rising tide, market development, market expansion effort that we’ll be working on together. But FMI sales and marketing remains as it was before.

Amanda Murphy>> Got it. And then you talked about leveraging Roche’s expertise on the reimbursement side and obviously you talked about OUS. Is that something that would be beneficial to you in the US as well?

Mike Pellini>> One of the ways, Amanda, to think about the support in the United States may in fact relate to the ability of Foundation Medicine, both on its own and in collaboration with Roche, to really enhance some of the additional clinical trials. As you know, we are focused on six clinical indications right now. We have a fair number of ongoing clinical studies and clinical trials to support those endeavors.

But over time, we certainly expect this approach to become the new norm in cancer care more broadly. What it does, it allows us an opportunity to even invest more broadly into clinical trials and hopefully leverage some of the clinical trials that are ongoing within the Roche network as well.

Amanda Murphy>> Got it, okay. Just last one. There was a mention of a universal companion diagnostic kit. I’m curious if you can talk about that a bit more. What’s the goal? Is that a Roche-specific type product? Or would that be broader?

Mike Pellini>> Steve, do you want to take that one?

Steven Kafka>> Sure. I think as we’ve talked about before, Amanda, our strategy here is really to leverage fundamentally the FoundationOne molecular information platform to enable particular markers from an FDA approval perspective. And so what we’ll be doing with Roche is moving selected markers for both investigational and improved agents onto that product and seeking FDA clearance or approval for those markers.

But I think what’s important is that all sits on a common platform. As we add additional markers to that product, it does take us down this path towards the notion of a universal CDX.

Amanda Murphy>> Will you then have IP around that too that’s jointly owned?

Steven Kafka>>^ I think that those elements of the agreement will look like what we’ve done with other aspects of our CDX relationships. I don’t think I can go too deep into the IP aspects of this on the call today, Amanda.

Amanda Murphy>> Okay.

Mike Pellini>> Steve, I’ll just complement your answer really quickly to say that while as you know, Amanda, we do file on IP, this is not necessarily a pure IP play. This is about bringing important new products to the marketplace for our clients and for their patients and it’s about providing an end-to-end solution.

I would certainly suggest while IP could potentially play a role in the future, I would still tend to focus on our primary business proposition as one that’s based on really bringing new products to the marketplace, doing it in a timely fashion and remaining at the cutting edge of innovation. I think that’s the best way to think about our work together with Roche, enabling that aspect of our business.

Amanda Murphy>> Got it, makes sense. Thanks.

Mike Pellini>> Thanks, Amanda.

Operator>> Our next question is from Jose Haresco of JMP Securities. You may begin.

Jose Haresco>> Hi, folks, can you hear me okay?

Mike Pellini>> We can hear you fine, Jose.

Jose Haresco>> First of all, congratulations on the agreement. Truly exceptional from a landscape point of view.

Mike Pellini>> Thanks, we appreciate it.

Jose Haresco>> Could you talk about the international business and how we should think about that relationship kicking off? And what it could mean from an infrastructure perspective in terms of your own lab capacity?

Are you going to have to build out more? Are you going to have to build more lab capacity in Europe? I know you wouldn’t talk about the revenue impact, but how should we think about this in terms of is it a one-year process or a six-month process before you start seeing substantial contribution from international business?

Mike Pellini>> Jose, I’m going to turn it over to the Steve again for additional color. The only comment that I’ll make is I think we’re all going to have to be a little bit patient with the details in terms of exactly how the international approach is going to play out. But I think Steve can probably provide a little more color than that.

Steven Kafka>> Sure. I think we should think about this as a process that really does play out over time, Jose. What we will do under the terms of the agreement is that, first of all, we need to obviously close the transaction. Once that’s completed, we have agreed with Roche to a one-year business planning period, in which period of time FMI will continue to basically operate as we are.

We’ll continue to book sales internationally through our existing distributor and direct relationships. And during that time also we’ll be working very closely with the Roche team to really elaborate on and provide the details and tactical plans around our go-to-market and launch strategies. And then I guess what I can say right now is that we will have commitments for timelines and resource commitments over a period of a couple of years, really, following that initial business planning period, to then launch and stand up infrastructure in those markets.

What’s really important here, I think, is that we are in a position to leverage the existing Roche affiliate framework infrastructure and expertise. And so that local market knowledge for KOL development, for regulatory and reimbursement approvals will really sit on top of all the knowledge that already exists in those markets. And so that’s where I think we have a chance to really leverage this relationship and drive sales over the course of the relationship.

Jose Haresco>> Thank you. Does that one-year business planning period also apply to the work you’ll be doing domestically with Genentech? Or does that kick off sooner?

Steven Kafka>> We haven’t really talked about the details yet of that aspect, Jose, so I’m going to defer that question for now.

Jose Haresco>> Okay. Thank you very much.

Mike Pellini>> Jose, Dan’s going to add a little more, add another point there as well.

Daniel O’Day>> Thanks, Jose, for the question. I think we would -- certainly from our perspective -- I think we can see after the closing, beginning quite quickly with the efforts in the United States. We have a field team out there that I think Steve nicely articulated, market development rising the tide, can go into action very quickly afterward. I would expect our US relationship to begin very shortly after closing and then the one-year time more for the ex-US.

Jose Haresco>> Great, thank you very much.

Operator>> Thank you.

Our next question comes from Dan Leonard of Leerink. You may begin.

Dan Leonard>> Thank you. I was just hoping to get some background on the transaction, such as how long you both have been engaged and what the process has been like. Any color you can offer.

Mike Pellini>> Hey, Dan, it’s Mike. It’s been a really simple one. (laughter) Sarcasm there.

Foundation Medicine and Roche have had a long-standing relationship, but it hasn’t been a broad relationship in terms of the R&D front, in terms of a broad business collaboration. Roche ventures was an early investor in Foundation Medicine in the Series B round. But that was very much a financial investment with -- we did a little bit of additional work, but it was very limited in scope.

It was really earlier in 2014 when our teams got together, just to talk about some ideas in terms of how we could work together. I think both the organizations had a tremendous amount of respect for one another at the scientific level, but also how we thought about the future of molecular oncology.

Just like a lot of things, discussions play out over time. I think both teams started to recognize that there might be an opportunity to do something broader here. So to be frank, as you know, this is a complex set of agreements. It’s not a single agreement. It’s not two agreements. But even at the highest level, we worked through five different agreements on the R&D collaboration, on the commercial collaboration, as well as on the financial investment.

So our teams have certainly had an opportunity to come to know each other over the course of the past several quarters. I’ll see if Dan wants to add any other color on the building of the relationship.

But actually one last point that I’ll make is since Foundation Medicine was really not looking at anything on the M&A front, and we want to continue to build this Company, that’s ultimately when Roche approached us with this idea of doing something a little bit different that’s not done all that often in this space. As we worked through it, we thought that it could actually work. And more importantly, we thought it could work because it’s really a way for us to accelerate the work that we’re doing at Foundation Medicine and then together bring additional solutions to patients that are battling cancer. Dan?

Daniel O’Day>> Thanks, Mike. Dan, I’d just add from my side, because I was also involved back in the venture fund time when I was head of diagnostics, and the mutual respect for the two organizations I would just emphasize what Mike said. I think we’ve got a lot of common cultural components, our focus on the science, our focus on patients.

And that shouldn’t be understated, because I think watching the evolution of Foundation, watching our own evolution at Roche in terms of the cancer portfolio and the cancer medicine portfolio, and particularly the immunotherapy portfolio. I think we came to know each other over the past several years. Then in the recent past we really saw the need to come together and the benefit of coming together in a very significant way.

So it has been an evolution. Obviously it’s been intense discussions this year. But it’s been an evolution that I think is based on mutual respect with a lot of common framework for what we’re expecting to do in the future. I just want to emphasize the enthusiasm from the Roche side on the respect we have for Foundation, the importance of the independence moving forward but also the importance of the collaboration for the future of cancer patients.

Mike Pellini>> I think that respect is the only reason that we were able to work through all the discussions over the past several quarters.

Dan Leonard>> That’s helpful. And then just one detail question. Maybe you can answer it now, maybe you can’t. But do you have any high level thoughts around timing for kitting the FoundationOne products?

Mike Pellini>> It’s premature to really venture any timeline, venture a guess at any timelines there, Dan. But Steve, do you want to offer any comments on that at all?

Steven Kafka>> No, not beyond that, Mike, except to say there is, I think, a mutual desire between our organizations to explore that strategy. We think it can be a really important part of the future of our products and reaching patients. But no specific timelines right now.

Mike Pellini>> Dan, as you’re aware though, we are already well into the process of building out our QSR lab here. So the notion of building an approach that will ultimately go through the FDA is something that we’ve talked about publicly now for the past year. Plans that support these type of activities, whether it’s within Foundation Medicine or in partnership with another Company like Roche, as a kit, have been ongoing for some time.

Dan Leonard>> Okay, thank you.

Mike Pellini>> Thanks, Dan.

Operator>> Thank you. Our next question is from Zarak Khurshid of Wedbush Securities. You may begin.

Zarak Khurshid>> Hey, guys, good morning. Thanks for taking the questions, and congrats.

Mike Pellini>> Thanks, Zarak.

Zarak Khurshid>> Dan took most of my good questions. But do you envision using any of Roche’s technology or technology access for the actual sequencing that takes place on FoundationOne in the near future?

Mike Pellini>> Zarak, as you’re aware, we are not simply a next-gen sequencing Company. We’re a Company that’s really focused on applications in molecular oncology. And these applications are all about being able to extract the relevant molecular information from a patient’s tumor and then presenting that. And ultimately present that information back to our clients, either as oncologists or in pharmaceutical companies to put that information to use.

And so there are many different types of technologies that are involved in the process. Of course, next-gen sequencing is a critical element of what we do and we will continue to work closely with Illumina as a partner within our laboratory.

But as there is additional technology that emerges, whether it’s within Illumina, our current partner, whether it’s within Roche or whether it’s within other organizations, we are simply going to continue to evaluate and then bring in the best technology that lends itself to the development of our clinical applications. That’s really how we think about it, and I don’t think you should expect anything differently from us.

We’re rooting for Illumina to continue to advance the ball in terms of what we’re doing. We’re rooting for Roche and we’re rooting for other companies to really continue to push the technology front forward so we can take those technologies and apply them to clinical care. We’re an applications-driven Company, we’re not a technology Company.

Zarak Khurshid>> Understood. Following up on one of the prior questions, can you describe in a little more detail how this may help on reimbursement, as well as whether this may help with contracting or perhaps better collection efficiency over the next year?

Mike Pellini>> I think it’s difficult to speculate beyond what I already said. As you know, the reimbursement efforts in this country, it’s a process. I would suggest that the more that we can invest in clinical trials, as you know, we’ve broadly invested in these trials, the greater support that we can get from the patient advocacy community, the additional work that we do with the key opinion leaders, with the KOLs across the country, all these are pieces that ultimately contribute to broad-based reimbursement.

We believe that the best payers, so the payers that are in fact the most forward-looking, will continue to appreciate the work that we are doing and also the data that we are generating. So it’s difficult for me to go deeper than that, except to envision that the additional investment and some of the resources within the Roche organization will in fact lend themselves to, I think, to at least complement the work that we’re doing on the reimbursement front.

But as always, it’s very difficult to say concretely that we believe X will translate into Y. We just have to continue this broad-based effort. But on that front, we do believe we continue to make progress with several of the key national payers as well as a couple of the MACs which are so important to our approach on the Medicare front. So we feel good about the direction that everything is heading and we think this only complements the work that we’ve been doing for the past several years.

Zarak Khurshid>> Understood, thanks.

Operator>> Thank you. At this time we don’t have any additional questions. I will now turn the call back over to the Company.

Khaled Habayeb>> Thank you. Thanks, Mike. Thank you and thank you all for joining us this morning. Before we sign off and on behalf of the entire management team and Board of Directors, I’d like to thank all of our employees, collaborators, and shareholders for their continued support of Foundation Medicine. As a reminder, a replay of the webcast will become available through the Investor Relations section of our website. Operator, this concludes our call this morning.

Operator>> Ladies and gentlemen, that does conclude today’s presentation. Thank you and have a great day.

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